Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 17 to Form S-11 on Form S-3 No. 333-192331) and related Prospectus of KBS Strategic Opportunity REIT II, Inc. for the registration of 76,366,006 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2018, with respect to the consolidated financial statements and schedule of KBS Strategic Opportunity REIT II, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Irvine, California
November 28, 2018